News

DENBURY ANNOUNCES SUSPENSION OF DIVIDEND

PLANO, TX – September 21, 2015 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced that its Board of Directors has decided to suspend the Company’s current $0.0625 per share quarterly cash dividend, beginning with the fourth quarter of 2015. The Company will pay its previously announced third quarter cash dividend on September 29, 2015.

By suspending the dividend, the Company will free up approximately $22 million of cash each quarter, or $88 million annually, which can be directed to other uses including, among other things, debt reduction, increases in capital spending, or repurchases of shares of the Company’s common stock. Separately, the Company’s Board of Directors has reinstated the ability for the Company to repurchase shares under its previously authorized share repurchase program which was suspended in November of 2014. Under that program approximately $222 million remains authorized, with no set expiration date and no requirement that the authorized amount be used in whole or in part.

Phil Rykhoek, Denbury’s President and Chief Executive Officer, commented, “While we believe that our assets are a great fit for a long-term growth and income strategy, the current low oil price environment and our desire to maintain financial strength and flexibility have led us to conclude that suspension of our dividend is appropriate at this time. Although our oil commodity hedges and proactive reduction in capital spending have buffered us to a large degree from this oil price downturn, the benefit from our hedges will begin to diminish in the fourth quarter of 2015. We expect to reinstate a dividend in the future, but the timeline for doing so is uncertain and will likely be highly dependent on oil prices. We remain focused on reducing costs and further optimizing our business to ensure that Denbury emerges from this downturn a much stronger company.”

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions.  The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis on carbon dioxide enhanced oil recovery (“CO2 EOR”) operations.  For more information about Denbury, please visit www.denbury.com.
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DENBURY CONTACTS:
Mark C. Allen, Sr. Vice President and Chief Financial Officer, 972.673.2000
Ross M. Campbell, Manager of Investor Relations, 972.673.2825